Exhibit 10.15

Amendment No. 3 to the Catamaran Corp.
2007 Employee Stock Purchase Plan

WHEREAS, Catamaran Corp. (the “Company”) has adopted the 2007 Employee Stock Purchase Plan, as amended (the “Plan”); and

WHEREAS, the Board of Directors of the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, pursuant to Section 15.2 of the Plan, the Plan hereby is amended as follows:

1.	Effective July 3, 2012, references in the Plan to “SXC Health Solutions Corp.” shall be replaced with references to “Catamaran Corp.”

2.	Effective January 1, 2013, the second sentence of Section 5.1 of the Plan hereby is amended and restated in its entirety as follows:

“Effective January 1, 2013, periods during which payroll deductions will be accumulated under the Plan shall consist of the three-month periods commencing on January 1, April 1, July 1 and October 1, and ending on March 31, June 30, September 30 and December 31, respectively, of each calendar year (each, a “Purchase Period”).

3.	Effective January 1, 2013, Section 5.2 of the Plan hereby is amended and restated to read in its entirety as follows:

On the first business day of each Purchase Period, subject to Section 5.5, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Purchase Period (the “Purchase Date”), at the Option Price hereinafter provided for, a maximum of 500 Common Shares, on the condition that such employee remains eligible to participate in the Plan throughout the remainder of such Purchase Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant's accumulated payroll deductions on the Purchase Date. If the participant's accumulated payroll deductions on the last day of the Purchase Period would enable the participant to purchase more than 500 Common Shares except for the 500- Common Share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 500 Common Shares shall be promptly refunded to the participant by the Company, without interest. The Option Price per Common Share for each Purchase Period shall be 95% of the Average Market Price (as defined below) for the Common Shares on the Purchase Date, rounded up to the nearest cent (the “Option Price”). The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.

4.	Effective January 1, 2013, Section 6.1 of the Plan hereby is amended to replace the phrase “1,000 Common Shares” as it appears therein with the phrase “500 Common Shares.”

In all other respects, the Plan shall remain in full force and effect in accordance with its terms.

As adopted by the Board of Directors of Catamaran Corp. on September 5, 2012.

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